EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Investor Relations
678.402.3950
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports Fourth Quarter Results and Provides 2019 Annual Outlook

•	Consolidated Revenues of $993.2 Million, Up 12%;

•	Diluted EPS $0.89; Non-GAAP Diluted EPS $1.02, Up 57%

•	Progressive Leasing Revenues Up 22%; EBT Up 42%; EBITDA Up 31%

•	Aaron's Business Revenues Up 3%; EBT Up 13%; Adjusted EBITDA Up 15%

ATLANTA, February 14, 2019 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended December 31, 2018.
“Our revenue and earnings growth in the fourth quarter capped off a strong 2018 for the Company,” said John Robinson, Chief Executive Officer. “Progressive achieved 31% EBITDA growth on a 22% increase in revenue, while continuing to invest in infrastructure and technology to support and grow a robust pipeline of potential retail partners,” continued Mr. Robinson.
“The Aaron’s Business achieved significant improvement in same store revenue trends from the fourth quarter of 2017. Recurring revenue written into the portfolio was positive for the fourth consecutive quarter, and lease margin increased over year ago levels. I am proud of the team as they delivered these improvements while making continued investments in the business and integrating the franchised locations acquired in 2018. We are pleased with our progress during the year and expect to continue transforming the business in 2019,” Mr. Robinson said.

Consolidated Results
For the fourth quarter of 2018, consolidated revenues were $993.2 million compared with $884.6 million for the fourth quarter of 2017, an increase of $108.6 million or 12.3%. The increase in consolidated revenues was primarily due to the 22.4% increase in revenues at Progressive and the addition of 152 franchised locations acquired by the Aaron's Business in 2018.
Net earnings for the fourth quarter of 2018 were $61.7 million compared to $177.6 million in the prior year period, a decrease of $115.8 million or 65.2%. This decrease is due to a fourth quarter 2017 net benefit of $137.1 million to recognize the effects of the Tax Cuts and Jobs Act of 2017 (the "Tax Act").
Adjusted EBITDA for the Company was $112.7 million for the fourth quarter of 2018, compared with $89.9 million for the same period in 2017, an increase of $22.8 million, or 25.3%, due primarily to the strong growth in our Progressive segment. As a percentage of revenues, adjusted EBITDA improved 110 basis points to 11.3% in the fourth quarter of 2018 compared to 10.2% in the fourth quarter of 2017, as a result of expanding gross margins and leveraging of operating expenses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Diluted earnings per share for the fourth quarter of 2018 were $0.89 compared with $2.46 a year ago, a decrease of $1.57 or 63.8%. This decrease is due to the fourth quarter 2017 net benefit of $137.1 million to recognize the effects of the Tax Act.
On a non-GAAP basis, earnings per share assuming dilution were $1.02 in the fourth quarter of 2018 compared with $0.65 for the same quarter in 2017, an increase of $0.37 or 56.9%.
During the fourth quarter of 2018, the Company used $48.8 million for the acquisition of 49 franchised locations. Also during the quarter, the Company returned $70.8 million to shareholders through the payment of dividends as well as the repurchase of common stock totaling 1,448,946 shares for $68.7 million, or an average price per share of $47.42. The Company has authorization to purchase an additional $331.3 million of its common stock.

Progressive Leasing Segment Results
Progressive Leasing’s revenues in the fourth quarter of 2018 increased 22.4% to a record $524.4 million from $428.5 million in the fourth quarter of 2017. Invoice volume increased 14.1% in the quarter, driven by an 11.6% increase in invoice volume per active door and a 2.2% increase in active doors to approximately 20,000. Progressive Leasing had 876,000 customers at December 31, 2018, an 18.4% increase from December 31, 2017.
Earnings before income taxes for the fourth quarter of 2018 were $54.6 million. EBITDA for the fourth quarter of 2018 was $65.5 million compared with $50.0 million for the same period of 2017, an increase of 31.2%. As a percentage of revenues, EBITDA improved 80 basis points to 12.5% for the fourth quarter of 2018 compared with 11.7% for the same period in 2017. Leased merchandise write-offs were 5.1% of revenues in the fourth quarter of 2018, compared with 5.4% in the same period of 2017. Bad debt expense as a percentage of revenues was 12.8% in the fourth quarter of 2018 compared with 12.1% in the same period of 2017, resulting in a full year bad debt percentage of 11.4%, within the 10% to 12% target range we have previously disclosed.

The Aaron’s Business Segment Results
For the fourth quarter of 2018, total revenues for the Aaron’s Business increased 2.9% to $459.7 million from $446.9 million in the fourth quarter of 2017. The increase was primarily due to the acquisition of 152 franchised locations in 2018. Same store revenues were down 0.5% in the fourth quarter of 2018. The decline in same store revenue is partially due to the lower up-front payments resulting from increased holiday promotional activity, which increased recurring revenue written into the portfolio and should benefit same store revenue growth in 2019. Customer count on a same store basis was down 5.0% during the fourth quarter of 2018. Company-operated Aaron’s stores had 1,038,000 customers at December 31, 2018, a 5.6% increase from December 31, 2017.
Lease revenue and fees for the three months ended December 31, 2018 increased 8.6% compared with the same period in 2017. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 25.2% for the fourth quarter compared with the same period of the prior year. The decline is attributed primarily to the franchise acquisitions completed in 2018.
Earnings before income taxes for the fourth quarter of 2018 were $28.3 million. Adjusted EBITDA for the three months ended December 31, 2018 was $47.6 million compared with $41.4 million for the same period in 2017, an increase of $6.2 million or 15.1%. As a percentage of revenues, Adjusted EBITDA improved 110 basis points to 10.4% for the three months ended December 31, 2018 compared with 9.3% for the same period last year.
Write-offs for damaged, lost or unsaleable merchandise were 5.1% of revenues in the fourth quarter of 2018 compared with 4.2% for the same period last year. Higher promotional activity drove improvements in traffic trends, ticket size and growth of the portfolio in the fourth quarter, but also resulted in an expected increase in write-offs.
At December 31, 2018, the Aaron’s Business had 1,312 Company-operated stores and 377 franchised stores. During the fourth quarter of 2018, the Company acquired 49 franchised stores and consolidated four Company-operated stores. Additionally, during the quarter, four franchised stores closed and two franchised stores were sold to a third party.

Significant Components of Revenue
Consolidated lease revenues and fees for the three months ended December 31, 2018 increased 16.1% over the same period of the prior year. Franchise royalties and fees decreased 4.3% in the fourth quarter of 2018 compared with the same period a year ago. The decrease in franchise royalties and fees was the result of the lower number of franchised stores. Franchise revenues totaled $117.0 million for the three months ended December 31, 2018, a decrease of 27.8% from the same period for the prior year. Same store revenues for franchised stores were up 3.1% and same store customer counts were down 2.2% for the fourth quarter of 2018 compared with the same quarter in 2017. Franchised stores had 277,000 customers at the end of the fourth quarter of 2018. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2019 Outlook
2019 Outlook revenues for the Progressive business segment have been adjusted for the impact of ASU 2016-02 Leases ("ASC 842"), which will be adopted in the first quarter of 2019.

	2019 Outlook
(In thousands, except per share amounts)	Low	High
Aaron's Inc. - Total Revenues	$3,905,000	$4,065,000
Aaron's Inc. - Adjusted EBITDA	415,000	442,000
Aaron's Inc. - Diluted EPS	3.15	3.35
Aaron's Inc. - Diluted Non-GAAP EPS	3.65	3.85
Aaron's Inc. - Capital Expenditures	100,000	120,000

Progressive Leasing - Total Revenues	2,100,000	2,175,000
Progressive Leasing- EBITDA	260,000	275,000

Aaron's Business - Total Revenues	1,775,000	1,855,000
Aaron's Business - Adjusted EBITDA	160,000	170,000
Aaron's Business - Annual Same Store Revenues	0.0%	2.0%

DAMI - Total Revenues	30,000	35,000
DAMI - Adjusted EBITDA	(5,000)	(3,000)

Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, February 14, 2019, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Investor Relations section of the Company’s website at aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through more than 20,000 retail partner locations in 46 states. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its approximately 1,700 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “guidance,” “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings and investigations, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives (including the risk that the costs associated with these initiatives exceeds expectations), risks related to M&A activities, including our recent franchisee acquisitions and the risk that the financial performance from those acquisitions and from M&A activities do not meet our expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, increases in lease merchandise write-offs and bad debt expense associated with Progressive Leasing’s growth in doors and customers and changes in product mix, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Statements in this release that are “forward-looking” include without limitation statements about: our expectations regarding the strength of our lease-to-own businesses; the results of our strategic investments, including the integration of franchisees we have acquired; our financial objectives; our expectations regarding revenue and earnings growth due to our investments in the Aaron’s Business and Progressive Leasing; whether those investments will strengthen our long-term competitive position; our ability to invest in our operations and in opportunities to promote growth; returning capital to our shareholders; the performance of the Progressive lease portfolio and expectations regarding the retail partner pipeline for Progressive; the outcome of the transformation initiatives for the Aaron’s Business; the Company’s projected results and the 2019 fiscal year Outlook set forth in this press release for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI, individually as well as our expectations regarding the impact of ASC 842. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Lease Revenues and Fees	$909,542	$783,202	$3,506,418	$3,000,231
Retail Sales	8,543	6,307	31,271	27,465
Non-Retail Sales	56,003	74,881	207,262	270,253
Franchise Royalties and Fees	9,675	10,113	44,815	48,278
Interest and Fees on Loans Receivable	9,060	9,256	37,318	34,925
Other	361	868	1,839	2,556
Total	$993,184	$884,627	$3,828,923	$3,383,708

Costs and Expenses:
Depreciation of Lease Merchandise	437,889	375,659	1,727,904	1,448,631
Retail Cost of Sales	5,124	3,867	19,819	17,578
Non-Retail Cost of Sales	43,878	66,703	174,180	241,356
Operating Expenses	419,252	370,455	1,618,423	1,403,985
Restructuring Expenses, Net	544	3,377	1,105	17,994
Other Operating (Income) Expense, Net	(1,830)	51	(2,116)	(535)
Total	$904,857	$820,112	$3,539,315	$3,129,009

Operating Profit	88,327	64,515	289,608	254,699
Interest Income	80	139	454	1,835
Interest Expense	(4,572)	(4,464)	(16,440)	(20,538)
Impairment of Investment	—	—	(20,098)	—
Other Non-Operating (Expense) Income, Net	(1,778)	548	(1,320)	3,581
Earnings Before Income Tax Expense (Benefit)	$82,057	$60,738	$252,204	$239,577

Income Tax Expense (Benefit)	20,314	(116,822)	55,994	(52,959)
Net Earnings	$61,743	$177,560	$196,210	$292,536

Earnings Per Share	$0.91	$2.51	$2.84	$4.13
Earnings Per Share Assuming Dilution	$0.89	$2.46	$2.78	$4.06

Weighted Average Shares Outstanding	67,959	70,607	69,128	70,837
Weighted Average Shares Outstanding Assuming Dilution	69,408	72,314	70,597	72,121

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	December 31, 2018	December 31, 2017

Cash and Cash Equivalents	$15,278	$51,037
Investments	—	20,385
Accounts Receivable, Net	98,159	99,887
Lease Merchandise, Net	1,318,470	1,152,135
Loans Receivable, Net	76,153	86,112
Property, Plant and Equipment, Net	229,492	207,687
Other Assets, Net	1,089,140	1,075,021

Total Assets	$2,826,692	$2,692,264

Debt	424,752	368,798

Total Liabilities	1,065,984	964,260
Shareholders’ Equity	1,760,708	1,728,004

Total Liabilities and Shareholders' Equity	$2,826,692	$2,692,264

Selected Cash Flow Data
(In thousands)

	(Unaudited) Twelve Months Ended
	December 31,
	2018	2017

Cash Provided by Operating Activities	$356,498	$159,135
Cash Used in Investing Activities	(263,133)	(205,337)
Cash Used in Financing Activities	(128,968)	(211,397)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	(156)	75
Decrease in Cash and Cash Equivalents	(35,759)	(257,524)
Cash and Cash Equivalents at Beginning of Period	51,037	308,561
Cash and Cash Equivalents at End of Period	$15,278	$51,037

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$524,391	$385,151	$—	$909,542
Retail Sales	—	8,543	—	8,543
Non-Retail Sales	—	56,003	—	56,003
Franchise Royalties and Fees	—	9,675	—	9,675
Interest and Fees on Loans Receivable	—	—	9,060	9,060
Other	—	361	—	361
	$524,391	$459,733	$9,060	$993,184

	(Unaudited)
	Three Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$428,517	$354,685	$—	$783,202
Retail Sales	—	6,307	—	6,307
Non-Retail Sales	—	74,881	—	74,881
Franchise Royalties and Fees	—	10,113	—	10,113
Interest and Fees on Loans Receivable	—	—	9,256	9,256
Other	—	868	—	868
	$428,517	$446,854	$9,256	$884,627

Aaron’s, Inc. and Subsidiaries
Twelve Months Revenues by Segment
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$1,998,981	$1,507,437	$—	$3,506,418
Retail Sales	—	31,271	—	31,271
Non-Retail Sales	—	207,262	—	207,262
Franchise Royalties and Fees	—	44,815	—	44,815
Interest and Fees on Loans Receivable	—	—	37,318	37,318
Other	—	1,839	—	1,839
	$1,998,981	$1,792,624	$37,318	$3,828,923

	(Unaudited)
	Twelve Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$1,566,413	$1,433,818	$—	$3,000,231
Retail Sales	—	27,465	—	27,465
Non-Retail Sales	—	270,253	—	270,253
Franchise Royalties and Fees	—	48,278	—	48,278
Interest and Fees on Loans Receivable	—	—	34,925	34,925
Other	—	2,556	—	2,556
	$1,566,413	$1,782,370	$34,925	$3,383,708

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter of 2018 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $3.4 million in amortization expense resulting from franchisee acquisitions, $0.8 million in acquisition transaction and transition costs related to franchisee acquisitions, $0.5 million in restructuring charges, an $0.8 million gain on the sale of a building and $1.7 million in tax expense as an indirect result of the Tax Act. For the twelve months of 2018 Non-GAAP net earnings and non-GAAP diluted earnings per share excludes $21.7 million in Progressive Leasing-related intangible amortization expense, $8.7 million in amortization expense resulting from franchisee acquisitions, $1.5 million in acquisition transaction and transition costs related to franchisee acquisitions, $1.1 million in net restructuring charges, $0.5 million in net tax benefits related to the Tax Act adjustments, an $0.8 million gain on the sale of a building and $21.6 million of charges related to the full impairment of the Company's Perfect Home Investment and the related expenses incurred. Non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter of 2017 exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.0 million in amortization expense resulting from franchisee acquisitions, $3.4 million in restructuring charges and $137.1 million in net provisional tax benefits from the impacts of the Tax Act. For the twelve months of 2017 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $23.0 million in Progressive Leasing-related intangible amortization expense, $2.1 million in amortization expense resulting from franchisee acquisitions, $2.0 million in acquisition transaction and transition costs related to the franchisee acquisition, $18.0 million in restructuring charges and $137.1 million in net provisional tax benefits.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Earnings	$61,743	$177,560	$196,210	$292,536
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,194	3,611	16,824	14,935
Add Franchisee-Related Intangible Amortization Expense(3)(4)	2,607	678	6,778	1,336
Add Restructuring Expense, net (5)(6)	421	2,250	857	11,674
Add Acquisition Transaction and Transition Costs(7)(8)	653	2	1,156	1,282
Impairment of Investment and Related Expenses(9)	—	—	16,779	—
Tax Act Adjustments	1,744	(137,098)	(529)	(137,098)
Less Gain on Sale of Building(10)	(600)	—	(601)	—
Non-GAAP Net Earnings	$70,762	$47,003	$237,474	$184,665

Earnings Per Share Assuming Dilution	$0.89	$2.46	$2.78	$4.06
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.05	0.24	0.21
Add Franchisee-Related Intangible Amortization Expense(3)(4)	0.04	0.01	0.10	0.02
Add Restructuring Expense, net(5)(6)	0.01	0.03	0.01	0.16
Add Acquisition Transaction and Transition Costs(7)(8)	0.01	—	0.02	0.02
Impairment of Investment and Related Expenses(9)	—	—	0.24	—
Tax Act Adjustments	0.03	(1.90)	(0.01)	(1.90)
Less Gain on Sale of Building(10)	(0.01)	—	(0.01)	—
Non-GAAP Earnings Per Share Assuming Dilution(11)	$1.02	$0.65	$3.36	$2.56

Weighted Average Shares Outstanding Assuming Dilution	69,408	72,314	70,597	72,121

(1)	Net of taxes of $1,227 and $4,859 for the three and twelve months ended months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(2)	Net of taxes of $1,810 and $8,084 for the three and twelve months ended months ended December 31, 2017 calculated using the estimated tax rates for the respective periods.

(3)	Net of taxes of $763 and $1,958 for the three and twelve months ended months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(4)	Net of taxes of $340 and $724 for the three and twelve months ended months ended December 31, 2017 calculated using the estimated tax rates for the respective periods.

(5)	Net of taxes of $123 and $248 for the three and twelve months ended months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(6)	Net of taxes of $1,127 and $6,320 for the three and twelve months ended months ended December 31, 2017 calculated using the estimated tax rates for the respective periods.

(7)	Net of taxes of $191 and $334 for the three and twelve months ended months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(8)	Net of taxes of $1 and $694 for the three and twelve months ended months ended December 31, 2017 calculated using the estimated tax rates for the respective periods.

(9)	Net of taxes of $4,846 for the twelve months ended December 31, 2018 calculated using the estimated tax rate of 22.41%.

(10)	Net of taxes of $175 and $174 for the three and twelve months ended months ended December 31, 2017 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(11)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Loss Before Income Taxes	$(831)	$(2,832)	$(7,494)	$(11,289)
Adjustment to (Decrease) Increase Allowance for Loan Losses During Period	(168)	992	1,516	4,830
Pre-tax, Pre-provision Loss	$(999)	$(1,840)	$(5,978)	$(6,459)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$61,743
Income Tax Expense[1]				20,314
Earnings (Loss) Before Income Taxes (EBT)	54,622	28,266	(831)	82,057
Interest Expense	3,745	49	778	4,572
Depreciation	1,758	14,230	192	16,180
Amortization	5,421	3,674	145	9,240
EBITDA	$65,546	$46,219	$284	$112,049
Restructuring Expenses	—	544	—	544
Acquisition Transaction and Transition Costs	—	844	—	844
Gain on Sale of Building	—	—	(775)	(775)
Adjusted EBITDA	$65,546	$47,607	$(491)	$112,662

	(Unaudited)
	Three Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$177,560
Income Tax Benefit[1]				(116,822)
Earnings (Loss) Before Income Taxes (EBT)	38,492	25,078	(2,832)	60,738
Interest Expense	4,554	(885)	795	4,464
Depreciation	1,507	12,402	214	14,123
Amortization	5,421	1,609	145	7,175
EBITDA	$49,974	$38,204	$(1,678)	$86,500
Restructuring Expenses	—	3,170	207	3,377
Acquisition Transaction and Transition Costs	—	3	—	3
Adjusted EBITDA	$49,974	$41,377	$(1,471)	$89,880
(1)Taxes are calculated on a consolidated basis and are not identifiable by company segments.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Twelve Months Segment EBITDA
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$196,210
Income Tax Expense[1]				55,994
Earnings (Loss) Before Income Taxes (EBT)	175,015	84,683	(7,494)	252,204
Interest Expense	16,288	(2,944)	3,096	16,440
Depreciation	6,291	54,022	852	61,165
Amortization	21,683	10,722	580	32,985
EBITDA	$219,277	$146,483	$(2,966)	$362,794
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Restructuring Expenses (Reversals), Net	—	1,115	(10)	1,105
Acquisition Transaction and Transition Costs	—	1,490	—	1,490
Gain on Sale of Building	—	—	(775)	(775)
Adjusted EBITDA	$219,277	$170,713	$(3,751)	$386,239

	(Unaudited)
	Twelve Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$292,536
Income Tax Benefit[1]				(52,959)
Earnings (Loss) Before Income Taxes (EBT)	140,224	110,642	(11,289)	239,577
Interest Expense	18,577	(2,366)	4,327	20,538
Depreciation	6,029	48,121	693	54,843
Amortization	23,019	4,130	580	27,729
EBITDA	$187,849	$160,527	$(5,689)	$342,687
Restructuring Expenses	—	17,523	471	17,994
Acquisition Transaction and Transition Costs	—	1,976	—	1,976
Adjusted EBITDA	$187,849	$180,026	$(5,218)	$362,657
(1)     Taxes are calculated on a consolidated basis and are not identifiable by company segments.

Reconciliation of 2019 Outlook for Adjusted EBITDA
(In thousands)

	Fiscal Year 2019 Ranges
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Estimated Net Earnings	—	—	—	$210,300 - $231,000
Taxes[1]	—	—	—	64,700 - 71,000
Projected Earnings Before Taxes	$216,500 - $231,500	$68,000 - $78,000	$(9,500) - $(7,500)	275,000 - 302,000
Interest Expense	13,500	2,500	3,500	19,500
Depreciation	8,000	66,000	1,000	75,000
Amortization	22,000	10,000	—	32,000
Projected EBITDA	$260,000 - $275,000	$146,500 - $156,500	$(5,000) - $(3,000)	$401,500 - $428,500
Projected Other Adjustments[2]	—	13,500	—	13,500
Projected Adjusted EBITDA	$260,000 - $275,000	$160,000 - $170,000	$(5,000) - $(3,000)	$415,000 - $442,000
(1)    Taxes are calculated on a consolidated basis and are not identifiable by company divisions.
(2) Projected Other Adjustments include the non-GAAP charges related to the Aaron's Business restructuring.

Reconciliation of 2019 Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2019 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$3.15	$3.35
Add Projected Intangible Amortization Expense[1]	0.35	0.35
Add Sum of Other Adjustments[2]	0.15	0.15
Projected Non-GAAP Earnings Per Share Assuming Dilution	$3.65	$3.85
(1)    Includes projected amortization expense related to the acquisition of Progressive Leasing and the franchisee acquisitions.
(2) Includes the projected non-GAAP charges related to the Aaron's Business restructuring.